June 10, 2019

Trent D'Ambrosio
Chief Executive Officer
INCEPTION MINING INC.
5330 South 900 East, Suite 280
Murray, UT 84117

       Re: INCEPTION MINING INC.
           Registration Statement on Form S-1
           Filed June 3, 2019
           File No. 333-231917

Dear Mr. D'Ambrosio:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Ruairi Regan at (202) 551-3269 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of
Beverages, Apparel and
                                                            Mining
cc:    Callie Jones, Esq.